Exhibit 10.1

FIFTH AMENDMENT TO
CREDIT AND SECURITY AGREEMENT

This FIFTH AMENDMENT TO CREDIT AND SECURITY AGREEMENT (this "Fifth Amendment") is entered into as of October 25, 2016, among MFRI, INC., a Delaware corporation (the "Company"), MIDWESCO FILTER RESOURCES, INC., a Delaware corporation ("Midwesco"), PERMA-PIPE, INC., a Delaware corporation ("Perma-Pipe"), TC NILES CORPORATION, a Delaware corporation ("TC Niles"), TDC FILTER MANUFACTURING, INC., a Delaware corporation ("TDC"), MM NILES CORPORATION, a Delaware corporation ("MM Niles"), and PERMA-PIPE CANADA, INC., a Delaware corporation ("Perma-Pipe Canada") (each of the Company, Midwesco, Perma-Pipe, TC Niles, TDC, MM Niles, and Perma-Pipe Canada may be referred to herein individually, as a "US Borrower" and collectively, as "US Borrowers"), PERMA-PIPE CANADA HOLDINGS LTD., an Alberta corporation ("PP Canada Holding") and PERMA‑PIPE CANADA, LTD., an Alberta corporation ("PP Canada Operating") (each of PP Canada Holding and PP Canada Operating may be referred to herein individually as a "Canadian Borrower" and collectively "Canadian Borrowers") and BANK OF MONTREAL, as lender ("Lender"), and BMO HARRIS BANK N.A., as retiring lender ("Retiring Lender"). US Borrowers and Canadian Borrowers may be referred to herein individually, as a "Borrower" and collectively as "Borrowers".
WHEREAS, Lender and Borrowers entered into a certain Credit and Security Agreement dated September 24, 2014 (as amended by that certain Consent and First Amendment to Credit and Security Agreement, dated as of February 5, 2015 and that certain Limited Waiver and Second Amendment to Credit and Security Agreement dated as of April 30, 2015, that certain Consent and Third Amendment to Credit and Security Agreement dated as of January 29, 2016 and that certain Fourth Amendment to Credit and Security Agreement dated as of February 29, 2016, and as hereby and further amended, restated, supplemented, and/or modified from time to time, the "Credit Agreement"); and

WHEREAS, Lender and Borrowers desire to amend certain provisions of the Credit Agreement pursuant to the terms hereof.

NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements herein contained, and any extension of credit heretofore, now or hereafter made Lender to Borrower, the parties hereto agree as follows:

1.Definitions. All capitalized terms used herein without definition shall have the meanings contained in the Credit Agreement.

2.Amendments to Credit Agreement.

(A)    Amended Definitions. The definitions of "Consolidated", "Consolidated Capital Expenditure", "Consolidated EBITDA", "Consolidated Fixed Charge Coverage Ratio", "Consolidated Fixed Charges", "Consolidated Interest Charges", and "Consolidated Net Income" are each amended to add the words "and Canadian Subsidiaries" immediately following the words "Domestic Subsidiaries" wherever they appear and to add the words "or Canadian Subsidiary" immediately following the words "Domestic Subsidiary" wherever they appear. The definitions of "Applicable Margin", "Availability Reserves," "Average Availability", "Base Rate", "Base Rate Loan", "Borrowers", "Borrowing Base Certificate", "Collateral", "Default Rate", "Fixed Charge Trigger Period", "Interest Payment Date", "Letter

of Credit Sublimit", "Loan Parties", "Note", "Obligations", "Overadvance", "Revolving Borrowing", "Reporting Trigger Period", "Revolving Borrowing", "Revolving Credit Commitment", "Revolving Credit Facility", "Revolving Credit Maturity Date", "Revolving Loan", "Revolving Loan Note" and "Type", set forth in Section 1.01 of the Credit Agreement are hereby amended in their entirety and restated as follows; clause (b) of the definition of "Eligible Accounts" set forth in Schedule 1.01 of the Credit Agreement is hereby deleted and the following is inserted in its stead:

"Applicable Margin" means with respect to any Type of Loan or the Unused Fee, the percentages per annum set forth below, as based upon the Average Availability for the immediately preceding fiscal quarter:

Level	Average Availability	Eurodollar Rate Revolving Loans and Bankers’ Acceptances	Base Rate Revolving Loans and Canadian Prime Rate Loans	Unused Line Fee
I	>$7,000,000	2.00%	0.25%	0.20%
II	>$4,000,000 but < $7,000,000	2.25%	0.50%	0.20%
III	<$4,000,000	2.50%	0.75%	0.20%

From the Closing Date until the first Adjustment Date, margins shall be determined as if Level I were applicable. Thereafter, any increase or decrease in the Applicable Margin resulting from a change in Average Availability shall become effective as of each Adjustment Date based upon Average Availability for the immediately preceding fiscal quarter. Average Availability shall be calculated by the Lender based on the Borrowing Base Certificates delivered from time to time pursuant to Section 7.02(a) (as the same may be adjusted as set forth therein). If any Borrowing Base Certificate (including any required financial information in support thereof) is not received by the Lender by the date required pursuant to Section 7.02(a), then the Applicable Margin shall be determined as if the Average Availability for the immediately preceding fiscal quarter is at Level III until such time as such Borrowing Base Certificate and supporting information is received.
"Availability Reserves" means, without duplication of any other Reserves or items that are otherwise addressed or excluded through eligibility criteria, such reserves as the Lender from time to time determines in its reasonable credit judgment as being appropriate, including the Rent and Charge Reserve, Credit Product Reserves, dilution reserves, the Canadian Priority Payable Reserves (with respect to the Canadian Borrowing Base only) and other reserves (a) to reflect the impediments to the Lender’s ability to realize upon the Collateral consisting of Eligible Accounts or Eligible Inventory included in the Borrowing Base, (b) to reflect sums that any Loan Party may be required to pay under any Section of this Agreement or any other Loan Document (including taxes, assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and has failed to pay, (c) to reflect amounts for which claims may be reasonably expected to be asserted against the Collateral or the Lender or (d) to reflect criteria, events, conditions, contingencies or risks which adversely affect any component of the Borrowing Base, or the assets, business, financial performance or financial condition of any Loan Party.
Without limiting the foregoing, upon the reasonably request of the Lender, the Borrower Agent (a) on behalf of the Canadian Borrowers, shall certify to the Lender that accounts payable (taken as a whole) and Taxes payable by the Canadian Loan Parties are being paid by the Canadian Loan Parties on a timely basis and consistent with past practices (absent which the Lender may establish a Reserve therefor with respect to the Canadian Borrowing Base), and (b) on behalf of the US Borrowers, shall certify to the Lender that accounts payable (taken as a whole) and Taxes payable by the US Loan Parties are being paid by the US

Loan Parties on a timely basis and consistent with past practices (absent which the Lender may establish a Reserve therefor with respect to the US Borrowing Base).
"Average Availability" means for any period, the average daily amount of US Availability during such period.
"Base Rate" means, for any day, a fluctuating rate per annum equal to the highest of (a) the rate of interest announced by the Lender from time to time as its prime rate for such day (with any change in such rate announced by the Lender taking effect at the opening of business on the day specified in the public announcement of such change); (b) the Federal Funds Rate for such day, plus 0.50%; and (c) Eurodollar Rate for one month Interest Periods plus 1.75%.
"Borrowers" means the US Borrowers and/or the Canadian Borrowers, as required by the context.
"Borrowing Base Certificate" means the Canadian Borrowing Base Certificate and/or the US Borrowing Base Certificate, as required by the context.
"Collateral" means the US Collateral and/or the Canadian Collateral, as required by the context.
"Default Rate" means an interest rate equal to (a) the Base Rate or with respect to Canadian Credit Extensions, the Canadian Prime Rate plus (b) the Applicable Margin with respect to Base Rate Loans or Canadian Prime Rate Loans plus (c) 2% per annum; provided, however, that (i) with respect to a Eurodollar Rate Loan or Bankers’ Acceptances, until the end of the Interest Period or Standard Term during which the Default Rate is first applicable, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Margin) otherwise applicable to such Eurodollar Rate Loan or Bankers’ Acceptances plus 2% per annum, and thereafter as set forth in the portion of this sentence preceding this proviso, and (ii) with respect to Letter of Credit Fees, the Default Rate shall equal the Letter of Credit Fee, then in effect plus 2% per annum, in each case to the fullest extent permitted by applicable Laws.
"Eligible Account" means Accounts due to a Borrower that are determined by the Lender, in its reasonable credit judgment, to be Eligible Accounts. Except as otherwise agreed by the Lender, none of the following shall be deemed to be Eligible Accounts:
*    *    *
(b) Accounts that have been outstanding for more than ninety (90) days from the original invoice date or more than sixty (60) days past the original due date, whichever comes first; provided that with respect to Accounts where Husky Energy, Inc., or any wholly-owned subsidiary thereof, is the Account Debtor, so long as Husky Energy, Inc. has a Credit Rating of Baa3 or better from Moody’s and BBB- or better from S&P, such Accounts may be Eligible Accounts if they are outstanding for one hundred ten days (110) or less from original invoice date or invoiced less than thirty (30) days from due date whichever comes first; provided further that the amount of Accounts that are Eligible Accounts pursuant to the first provision of this clause (b) shall not exceed 35% of all Eligible Accounts.
"Fixed Charge Trigger Period" means the period (a) commencing on the day that the sum of US Availability and Eligible Cash or Cash Equivalents is less than (i) $3,000,000 for a period of five (5) consecutive Business Days, or (ii) $2,000,000 as of the end of any Business Day and (b) continuing until the date that during the previous forty-five (45) consecutive days, the sum of US Availability and Eligible Cash or Cash Equivalents has been greater than $3,000,000 at all times during such period. The foregoing notwithstanding, a Fixed Charge Trigger Period shall not commence if there are no Revolving Loans outstanding and all outstanding Letters of Credit are Cash Collateralized.

"Interest Payment Date" means, (a) as to any Eurodollar Rate Loan or Bankers’ Acceptance, (i) the last day of each Interest Period or Standard Terms applicable to such Eurodollar Rate Loan or Bankers’ Acceptance; provided that if any Interest Period or Standard Term for such Loan is greater than three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates, (ii) any date that such Loan is prepaid or converted, in whole or in part, and (iii) the Revolving Credit Maturity Date with respect to such Loan; and (b) as to any Base Rate Loan or Canadian Prime Rate Loan, (i) the first day of each month with respect to interest accrued through the last day of each month ending immediately prior to such date, (ii) any date that such Loan is prepaid or converted, in whole or in part, and (iii) the Revolving Credit Maturity Date with respect to such Loan; provided, that interest accruing at the Default Rate shall be payable from time to time upon demand of the Lender.
"Letter of Credit Sublimit" means the Canadian Letter of Credit Sublimit and/or the US Letter of Credit Sublimit.
"Loan Parties" means the US Loan Parties and/or the Canadian Loan Parties, as required by the context.
"Note" means either or both of the Canadian Revolving Loan Note and/or the US Revolving Loan Note, as applicable.
"Obligations" means the Canadian Obligations and the US Obligations.
"Overadvance" means a Canadian Overadvance and/or a US Overadvance.
"Reporting Trigger Period" means the period (a) commencing on the date that (i) an Event of Default occurs and is continuing, (ii) the sum of US Availability plus Eligible Cash or Cash Equivalents is less than (x) $3,000,000, for a period of three (3) consecutive Business Days, or (y) $2,000,000 at the end of any Business Day and (b) continuing until the date that during the previous forty-five (45) consecutive days, (i) no Event of Default has existed and (ii) the sum of US Availability plus Eligible Cash or Cash Equivalents has been greater than $3,000,000 at all times during such period. The foregoing notwithstanding, a Reporting Trigger Period shall not commence if there are no Revolving Loans outstanding and all outstanding Letters of Credit are Cash Collateralized.
"Revolving Borrowing" means a borrowing consisting of simultaneous Revolving Loans of the same Type and, in the case of Eurodollar Rate Loans or Bankers’ Acceptances, having the same Interest Period or Standard Term, made by the Lender pursuant to Section 2.01(a) and Section 2.01(b).
"Revolving Credit Commitment" means Lender’s obligation to make Revolving Loans to the Borrowers pursuant to Section 2.01(a) and Section 2.01(b).
"Revolving Credit Facility" means the facility described in Sections 2.01(a), 2.01(b) or 2.03 providing for Revolving Loans and Letter of Credit Extensions to or for the benefit of the Borrowers by the Lender, in the maximum aggregate principal amount at any time outstanding of $15,000,000, as adjusted from time to time pursuant to the terms of this Agreement.
"Revolving Credit Maturity Date" means September 24, 2018.
"Revolving Loan" means a US Base Rate Revolving Loan or a Eurodollar Rate Loan made to the US Borrowers pursuant to Section 2.01(a) or a Canadian Prime Rate Loan or a Bankers’ Acceptance made or purchased pursuant to Section 2.01(b).

"Revolving Loan Note" means a Canadian Revolving Loan Note and/or a US Revolving Loan Note, as required by the context.
"Type" means, with respect to a Loan, its character as a Base Rate Loan, a Eurodollar Rate Loan, a Canadian Prime Rate Loan or a Bankers’ Acceptance.
(B)    New Definitions. The definitions of "ABL Priority Collateral", "BA Drawdown", "BA Drawdown Date", "Bankers’ Acceptances", "Branch of Account", "Canadian Availability", "Canadian Borrowers", "Canadian Borrowing Base", "Canadian Borrowing Base Certificate", "Canadian Collateral", "Canadian Credit Extension", "Canadian Dollar", "Canadian Insolvency Law", "Canadian Letter of Credit Borrowing", "Canadian Letter of Credit Extension", "Canadian Letter of Credit Obligations", "Canadian Letter of Credit Sublimit", "Canadian Loan Parties", "Canadian Obligations", "Canadian Outstanding Amount", "Canadian Overadvance", "Canadian Prime Rate", "Canadian Prime Rate Loans", "Canadian Priority Payables", "Canadian Priority Payable Reserve", "Canadian Revolving Borrowing", "Canadian Revolving Credit Commitment", "Canadian Revolving Credit Facility", "Canadian Revolving Loan", "Canadian Revolving Loan Note", "Canadian Security Documents", "Canadian Subsidiary", "Canadian Term Loan Agreement", "Canadian Term Loan Documents", "Canadian Term Loan Lender", "Canadian Term Loan Obligations", "Canadian Total Revolving Credit Outstandings", "Canadian Unused Fee", "CDOR Rate", "Discount Proceeds", "Discount Rate", "Eligible Cash and Cash Equivalents", "Fifth Amendment", "Intercreditor Agreement", "PPSA", "Retiring Lender", "Standard Term", "US Availability", "US Base Rate Revolving Loan", "US Borrowers", "US Borrowing Base", "US Borrowing Base Certificate", "US Collateral", "US Credit Extension", "US Letter of Credit Borrowing", "US Letter of Credit Extension", "US Letter of Credit Obligations", "US Letter of Credit Sublimit", "US Loan Parties", "US Outstanding Amount", "US Overadvance", "US Person", "US Revolving Borrowing", "US Revolving Credit Commitment", "US Revolving Credit Facility", "US Revolving Loan", "US Revolving Loan Note", "US Total Revolving Credit Outstandings" and "US Unused Line Fee" and are hereby inserted in Section 1.01 of the Credit Agreement in appropriate alphabetical order as follows:
"ABL Priority Collateral" has the meaning assigned such term in the Intercreditor Agreement.
"BA Drawdown" means the advance of a Canadian Revolving Loan by way of a Bankers’ Acceptance other than as a result of a continuation or conversion.
"BA Drawdown Date" means each Business Day on which a BA Drawdown is made.
"Bankers’ Acceptances" means the Canadian Revolving Loans or any portion thereof made available by Lender to Canadian Borrowers by way of bankers’ acceptances denominated in Canadian Dollars which are issued by Canadian Borrowers pursuant to the terms of this Agreement and accepted by the Lender pursuant to Section 2.02(g).
"Branch of Account" means, with respect to the Lender, such branch or office in Canada as Lender may from time to time advise Canadian Borrowers.
"Canadian Availability" means the lesser of:
(a)the Canadian Revolving Credit Commitments minus the sum of (1) the portion of the Line Reserve applicable to the Canadian Loan Parties and (2) Canadian Total Revolving Credit Outstandings; and
(b)the Canadian Borrowing Base minus Canadian Total Revolving Credit Outstandings.

"Canadian Borrowers" has the meaning specified in the introductory paragraph to the Fifth Amendment.
"Canadian Borrowing Base" means, at any time of calculation, an amount equal to:
(a)the Value of Eligible Accounts of Canadian Borrowers (less all cash received but not yet applied in respect of such Eligible Accounts) multiplied by eighty-five percent (85%); plus,
(b)the lesser of (i) the Cost of Eligible Inventory of Canadian Borrowers multiplied by fifty percent (50%) and (ii) [the Canadian Dollar equivalent of] $2,000,000; minus
(c)the amount of all Availability Reserves applicable to Canadian Borrowers.

The term "Canadian Borrowing Base" and the calculation thereof shall not include any assets or property acquired in an Acquisition unless the Lender has conducted Field Exams reasonably required by it (with results reasonably satisfactory to the Lender) and the Person owning such assets or property (if not the Canadian Borrower) shall be a (directly or indirectly) wholly-owned Canadian Subsidiary of the Company and have become a Canadian Borrower.
"Canadian Borrowing Base Certificate" means a certificate, in the form of Exhibit D-1 hereto, by which Borrowers certify calculation of the Canadian Borrowing Base.
"Canadian Collateral" means, collectively, certain personal property of the Canadian Loan Parties in which Lender is granted a Lien under any Canadian Security Instrument as security for all or any portion of the Canadian Obligations or any other obligation of the Canadian Borrowers arising under any Loan Document.
"Canadian Credit Extension" means each of the following: (a) a Canadian Revolving Borrowing and (b) a Canadian Letter of Credit Extension.
"Canadian Dollar" or "C$" means the lawful currency of Canada.
"Canadian Insolvency Law" means any of the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), and the Winding-Up and Restructuring Act (Canada), each as now and hereafter in effect, and any successors to such statutes and any proceeding under applicable corporate law seeking an arrangement of, or stay of proceedings to enforce, some or all of the debts of the corporation.
"Canadian Letter of Credit Borrowing" means an extension of credit resulting from a drawing under any Letter of Credit issued for the account of a Canadian Loan Party which has not been reimbursed on the date when made or refinanced as a Canadian Revolving Borrowing. All Canadian Letter of Credit Borrowings shall be denominated in Canadian Dollars.
"Canadian Letter of Credit Extension" means, with respect to any Letter of Credit issued for the account of a Canadian Loan Party, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.
"Canadian Letter of Credit Obligations" means, as at any date of determination, (a) the aggregate undrawn amount of all outstanding Letters of Credit issued on account of a Canadian Loan Party, plus (b) the aggregate of all Canadian Letter of Credit Borrowings with respect to Letters of Credit issued for the account of a Canadian Loan Party, plus (c) the aggregate amount of all Letter of Credit Fees owing with respect to Letters of Credit issued for the account of a Canadian Loan Party.

"Canadian Letter of Credit Sublimit" means an amount equal to the lesser of (a) [the Canadian Dollar equivalent of] $500,000 and (b) the Canadian Revolving Credit Commitment. The Canadian Letter of Credit Sublimit is part of, and not in addition to, the Canadian Revolving Credit Commitment.
"Canadian Loan Parties" means the Canadian Borrowers and Subsidiaries of Canadian Borrowers that are Guarantors, collectively.
"Canadian Obligations" means (a) all amounts owing by any Canadian Loan Party to the Lender or any other Credit Party pursuant to or in connection with this Agreement or any other Loan Document or otherwise with respect to any Canadian Revolving Loan or Canadian Letter of Credit Extension, including without limitation, all principal, interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any proceeding under any Canadian Insolvency Law relating to any Canadian Loan Party or would accrue but for such filing or commencement, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), all reimbursement obligations, fees, expenses, indemnification and reimbursement payments, costs and expenses (including all fees and expenses of counsel to the Lender incurred pursuant to this Agreement, any other Loan Document), whether direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising hereunder or thereunder, together with all renewals, extensions, modifications or refinancings thereof and (b) all Credit Product Obligations of Canadian Loan Parties; provided that the Obligations of any Canadian Loan Party shall not include any Excluded Swap Obligations.
"Canadian Outstanding Amount" means (a) with respect to Canadian Revolving Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any Canadian Revolving Borrowings and any prepayments or repayments of Canadian Revolving Loans occurring on such date and (b) with respect to any Canadian Letter of Credit Obligations on any date, the aggregate outstanding amount of such Canadian Letter of Credit Obligations on such date after giving effect to any applicable Letter of Credit Extension for the account of a Canadian Loan Party occurring on such date and any other changes in the aggregate amount of the Canadian Letter of Credit Obligations as of such date, including as a result of any reimbursements of amounts paid under outstanding unpaid drawings under any Letters of Credit issued for the account of a Canadian Loan Party or any reductions in the maximum amount available for drawing under Letters of Credit issued for the account of a Canadian Loan Party taking effect on such date.
"Canadian Overadvance" has the meaning given to such term in Section 2.01(c).
"Canadian Prime Rate" means, for any day, a fluctuating rate per annum equal to the higher of (a) the rate of interest announced by the Lender from time to time as its reference rate for commercial loans made by it in Canadian Dollars in Canada for such day (any change in such rate announced by the Lender shall take effect at the opening of business on the day specified in the public announcement of such change); and (b) the CDOR Rate plus 1.75%.
"Canadian Prime Rate Loans" means a Canadian Revolving Loan that bears interest based on the Canadian Prime Rate.
"Canadian Priority Payables" means, at any time, with respect to the Canadian Borrowing Base:
a.the amount past due and owing by any Canadian Loan Party (or any other Person for which any Canadian Loan Party has joint and several liability), or the accrued amount for which each Canadian Loan Party has an obligation (whether several, or joint and several) to remit to a Governmental Authority or other Person pursuant to any applicable law, rule or regulation, in respect of (i) pension fund obligations, (ii) employment insurance, (iii) Goods and Services Taxes, Harmonized Sales Tax, sales Taxes, retail sales

Taxes, employee income Taxes and other Taxes payable or to be remitted or withheld, (iv) workers’ compensation, (v) wages, salaries, commission or compensation, including vacation pay, (vi) obligations under the Canada Pension Plan or any equivalent under the laws of any Province of Canada, (vii) obligations pursuant to the Wage Earner Protection Program Act (Canada), as amended, and (viii) other charges and demands; in each case in respect of which any Governmental Authority or other Person may claim a security interest, hypothec, prior claim, trust or other claim or Lien ranking or capable of ranking in priority to or pari passu with one or more of the Liens granted pursuant to the Canadian Security Documents; and
b.the aggregate amount of any other liabilities of the Canadian Loan Parties (or any other Person for which the Canadian Loan Parties have joint and several liability) (i) in respect of which a trust has been or may be imposed on any Accounts or Inventory of any Canadian Loan Party to provide for payment or (ii) which are secured by a security interest, hypothecation, prior claim, pledge, charge, right, or claim or other Loan on any Collateral of any Canadian Loan Party, in each case pursuant to any applicable law, rule or regulation and which trust, security interest, hypothecation, prior claim, pledge, charge, right, claim or other Lien ranks or is capable of ranking in priority to or pari passu with one or more of the Liens granted in the Canadian Security Documents.

"Canadian Priority Payables Reserve" means, on any date of determination for the Canadian Borrowing Base, a reserve established from time to time by the Lender in its reasonable credit judgment in such amount as the Lender may determine in respect of Canadian Priority Payables of Canadian Borrower and the other Canadian Loan Parties.
"Canadian Revolving Borrowing" means a borrowing consisting of simultaneous Canadian Revolving Loans of the same Type and, in the case of Bankers’ Acceptances, having the same Standard Term, made by the Lender pursuant to Section 2.01(b).
"Canadian Revolving Credit Commitment" means the Lender’s obligation to make Canadian Revolving Loans to Canadian Borrower pursuant to Section 2.01(b) in the amount set forth in Schedule 2.01.
"Canadian Revolving Credit Facility" means the facility described in Section 2.01(b) or 2.03 providing for Canadian Revolving Loans and Canadian Letter of Credit Extensions to or for the benefit of a Canadian Borrower by the Lender, in the maximum aggregate principal amount at any time outstanding of the Canadian Dollar equivalent to $4,000,000 as adjusted upon the delivery of each Canadian Borrowing Base Certificate pursuant to Section 7.02(a) based upon the exchange rate in effect at the close of business on the last day of the month immediately preceding the delivery of such Canadian Borrowing Base Certificate.
"Canadian Revolving Loan" means a Canadian Prime Rate Loan or a Bankers’ Acceptance made to, or purchased from, the Canadian Borrowers pursuant to Section 2.01(b).
"Canadian Revolving Loan Note" means a promissory note made by Canadian Borrower in favor of the Lender evidencing Canadian Revolving Loans made by the Lender, substantially in the form of Exhibit B-1 to the Fifth Amendment.
"Canadian Security Documents" means the General Security Agreement dated as of the date hereof, executed and delivered by the Canadian Borrower, and such other Canadian Loan Parties as may from time to time become parties thereto in accordance with the terms hereof and/or thereof, and any other guarantee and general security agreement or deed of hypothec executed by a Canadian Loan Party, whether now existing or hereafter in effect, pursuant to which any Canadian Loan Party shall grant or convey to the Lender a Lien in property as security for all or any portion of the Canadian Obligations.

"Canadian Subsidiary" means any Subsidiary that is organized under the laws of Canada or any political subdivision of Canada (but excluding any territory or possession thereof).
"Canadian Term Loan Agreement" and "Canadian Term Loan Lender" means that certain Term Loan Credit Agreement by and among the Canadian Borrowers and Business Development Bank of Canada ("Canadian Term Loan Lender").
"Canadian Term Loan Documents" means the "Loan Documents" as defined in the Canadian Term Loan Agreement.
"Canadian Term Loan Obligations" means all "Obligations" as defined in the Canadian Term Loan Documents.
"Canadian Total Revolving Credit Outstandings" means, without duplication, the aggregate Canadian Outstanding Amount of all Canadian Revolving Loans and Canadian Letter of Credit Obligations at such time.
"Canadian Unused Fee" has the meaning specified in Section 2.09(a)(ii).
"CDOR Rate" means on any day, with respect to Bankers’ Acceptances which have a Standard Term, the per annum rate of interest which is the rate determined as being the arithmetic average of the rates per annum (calculated on the basis of a year of three hundred and sixty five (365) days) applicable to Canadian Dollar bankers’ acceptances having identical issue and comparable maturity dates as the Bankers’ Acceptances proposed to be issued by Canadian Borrowers displayed and identified as such on the display referred to as the "CDOR CAD BA Page" (or any display substituted therefor) of Reuters Monitor Money Rates Service as at approximately 10:00 a.m. (Toronto time) on such day (as adjusted by the Lender in good faith after 10:00 a.m. (Toronto time) to reflect any error in a posted rate of interest or in the posted average annual rate of interest).
"Discount Proceeds" means, in respect of any Bankers’ Acceptance which is required to be purchased by the Lender hereunder, an amount (rounded to the nearest whole cent with one-half of one cent being rounded-up) determined as of the applicable BA Drawdown Date or date of continuation/conversion, as applicable, which is equal to:

Face Amount x Price
100

where "Face Amount" is the face amount of such Bankers’ Acceptance and "Price" is equal to:

100
1 + (Rate x Term)
365

where the "Rate" is the applicable Discount Rate expressed as a decimal on the day of purchase; the "Term" is the term of such Bankers’ Acceptance expressed as a number of days to maturity; and the Price as so determined is rounded up or down to the fifth decimal place with .000005 being rounded-up.
"Discount Rate" means, with respect to an issue of Bankers’ Acceptances having the same maturity date accepted by Lender, the CDOR Rate. Each such determination by the Lender shall be conclusive and binding, absent manifest error, and may be computed using any reasonable averaging and attribution methods.

"Eligible Cash and Cash Equivalents" means cash and cash equivalents of the US Borrowers from time to time deposited in an account in the name of a US Borrower maintained in the United States with a Lender or any Affiliate of a Lender (excluding any amounts on deposit in the Cash Collateral Account or in any other escrow, special purpose or restricted account, such as an account specifically designated for payroll or sales taxes) and subject to a Control Agreement in favor of the Lender (which Control Agreement provides that the Lender has sole control of the disposition of the amounts so deposited, whether or not during a Dominion Trigger Period), which account is subject to a first priority perfected security interest in favor of the Lender.
"Fifth Amendment" means that Fifth Amendment to Credit and Security Agreement dated as of October 25, 2016 by and among Borrowers, Lender and Retiring Lender.
"Intercreditor Agreement" means that certain Intercreditor Agreement between the Lender and the Canadian Term Loan Lender.
"PPSA" means the Personal Property Security Act, R.S.O. 1990, C.P.10 (Ontario); provided that in the event that, by reason of mandatory provisions of law, the validity, perfection and effect of perfection or non perfection of a security interest or other applicable Lien is governed by other personal property security laws in any other province or territory of Canada, the term "PPSA" means such other personal property security laws of such other province or territory of Canada and includes the Civil Code of Quebec.
"Retiring Lender" means BMO Harris Bank N.A.
"Standard Term" means the term to maturity of a Bankers’ Acceptance for which a quote is available in respect of such Bankers’ Acceptance on the display referred to as the "CDOR CAD BA Page" (or any display substituted therefor) of Reuters Monitor Money Rates Service provided such term to maturity is not less than one month and not greater than six months.
"US Availability" means the lesser of:
a.the US Revolving Credit Commitments minus the sum of (1) the portion of the Line Reserve applicable to the US Loan Parties, (2) US Total Revolving Credit Outstandings and (3) the Canadian Total Revolving Credit Outstandings; and
b.the US Borrowing Base minus US Total Revolving Credit Outstandings.

"US Base Rate Revolving Loan" means a US Revolving Loan that bears interest at the Base Rate.
"US Borrowers" has the meaning specified in the introductory paragraph to the Fifth Amendment.
"US Borrowing Base" means, at any time of calculation, an amount equal to:
a.the Value of Eligible Accounts of US Borrowers (less all cash received but not yet applied in respect of such Eligible Accounts) multiplied by eighty-five percent (85%); plus
b.the Value of Eligible Supported Accounts of US Borrowers (less all cash received but not yet applied in respect of such Eligible Supported Accounts) multiplied by ninety percent (90%); plus
c.the lesser of (i) the Cost of Eligible Inventory of US Borrowers other than work in progress multiplied by fifty percent (50%) and (ii) $9,600,000; plus
d.the lesser of (i) the Cost of Eligible Inventory of US Borrowers constituting work in progress multiplied by fifty percent (50%) and (ii) $2,500,000; plus
e.the cash surrender value of Assigned Life Insurance Policies multiplied by ninety percent (90%); minus

f.the amount of all Availability Reserves applicable to the US Borrowers.
The term "US Borrowing Base" and the calculation thereof shall not include any assets or property acquired in an Acquisition unless the Lender has conducted Field Exams and appraisals reasonably required by it (with results reasonably satisfactory to the Lender) and the Person owning such assets or property shall be a (directly or indirectly) wholly-owned Domestic Subsidiary of the Company and shall have become a US Borrower.
"US Borrowing Base Certificate" means a certificate, in the form of Exhibit D-2 to the Fifth Amendment, by which Borrowers certify calculation of the US Borrowing Base.
"US Collateral" means, collectively, certain personal property of the US Loan Parties in which Lender is granted a Lien under any US Security Instrument as security for all or any portion of the US Obligations or any other obligation of the US Borrowers arising under any Loan Document.
"US Credit Extension" means each of the following: (a) a US Borrowing and (b) a US Letter of Credit Extension.
"US Letter of Credit Borrowing" means an extension of credit resulting from a drawing under any Letter of Credit issued for the account for a US Loan Party which has not been reimbursed on the date when or refinanced as a US Revolving Borrowing. All US Letter of Credit Borrowings shall be denominated in Dollars.
"US Letter of Credit Extension" means, with respect to any Letter of Credit issued for the account of a US Loan Party, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.
"US Letter of Credit Obligations" means, as at any date of determination, (a) the aggregate undrawn amount of all outstanding Letters of Credit issued for the account of a US Loan Party, plus (b) the aggregate of US Letter of Credit Borrowings with respect to Letters of Credit issued for the account of a US Loan Party, plus (c) the aggregate amount of all Letter of Credit Fees with respect to Letters of Credit issued for the account of a US Loan Party.
"US Letter of Credit Sublimit" means an amount equal to the lesser of (a) $2,000,000 and (b) the US Revolving Credit Commitment. The US Letter of Credit Sublimit is part of, and not in addition to, the US Revolving Credit Commitment.
"US Loan Parties" means the US Borrowers and Subsidiaries of US Borrowers that are Guarantors, collectively.
"US Obligations" means (a) all amounts owing by any US Loan Party to the Lender or any other Credit Party pursuant to or in connection with this Agreement or any other Loan Document or otherwise with respect to any US Revolving Loan or US Letter of Credit Extension, including without limitation, all principal, interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any proceeding under any Debtor Relief Law relating to any US Loan Party or would accrue but for such filing or commencement, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), all reimbursement obligations, fees, expenses, indemnification and reimbursement payments, costs and expenses (including all fees and expenses of counsel to the Lender incurred pursuant to this Agreement, any other Loan Document), whether direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising hereunder or thereunder, together with all renewals, extensions, modifications or refinancings thereof and (b) all Credit Product Obligations of US Loan Parties; provided that the US Obligations of any US Loan Party shall not include any Excluded Swap Obligations.
"US Outstanding Amount" means (a) with respect to US Revolving Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any US Borrowings and any prepayments or repayments of US Revolving Loans occurring on such date and (b) with respect to any US Letter of Credit Obligations on any date, the aggregate outstanding amount of such US Letter of Credit Obligations on such date after giving effect to any applicable Letter of Credit Extension for the account of a US Loan Party occurring on such date and any other changes in the aggregate amount of the US Letter of Credit Obligations as of such date, including as a result of any reimbursements of amounts paid under outstanding unpaid drawings under any Letters of Credit issued for the account of a US Loan Party or any reductions in the maximum amount available for drawing under Letters of Credit issued for the account of a US Loan Party taking effect on such date.
"US Overadvance" has the meaning given to such term in Section 2.01(c).
"US Revolving Borrowing" means a borrowing consisting of simultaneous US Revolving Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period, made by the Lender pursuant to Section 2.01(a).
"US Revolving Credit Commitment" means the Lender’s obligation to make US Revolving Loans to US Borrowers pursuant to Section 2.01(a) in the amount set forth in Schedule 2.01.
"US Revolving Credit Facility" means the facility described in Section 2.01(a) or 2.03 providing for US Revolving Loans and US Letter of Credit Extension to or for the benefit of US Borrower by the Lender, in the maximum aggregate principal amount at any time outstanding of $15,000,000 as adjusted from time to time pursuant to the terms of this Agreement.
"US Revolving Loan" means a Base Rate Loan or a Eurodollar Rate Loan made to the US Borrowers pursuant to Section 2.01(a).
"US Revolving Loan Note" means a promissory note made by US Borrower in favor of Lender evidencing US Revolving Loans made by the Lender, substantially in the form of Exhibit B-2 to the Credit Agreement, as amended and restated to reflect the substitution of Lender for Retiring Lender.
"US Total Revolving Credit Outstandings" means, without duplication, the aggregate US Outstanding Amount of all US Revolving Loans and US Letter of Credit Obligations at such time.
"US Unused Line Fee" has the meaning specified in Section 2.09(a).
(C)    Section 2.01 of the Credit Agreement is hereby deleted and the following is inserted in its stead:
"2.01    Loan Commitments.
a.US Revolving Credit Commitments. Subject to the terms and conditions set forth herein, the Lender agrees to make US Revolving Loans to the US Borrowers from time to time during the Availability Period for the US Revolving Credit Facility, in an aggregate amount not to exceed at any time outstanding the lesser of (x) the amount of the US Revolving Credit Facility, or (y) the Borrowing Base; subject in each case to the following limitations:

i.after giving effect to any US Revolving Borrowing, the US Total Revolving Outstandings shall not exceed the lesser of (A) the amount of the Revolving Credit Facility minus the sum of (i) the portion of the Line Reserves applicable to US Loan Parties, if any, plus (ii) the Canadian Total Revolving Outstandings and (B) the US Borrowing Base, and
ii.the US Outstanding Amount of all US Letter of Credit Obligations shall not at any time exceed the US Letter of Credit Sublimit.

Within the limits of the US Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.01(a), prepay under the terms of this Agreement, and reborrow under this Section 2.01(a). US Revolving Loans shall be made by Lender’s Chicago Branch.
b.Canadian Revolving Credit Commitments. Subject to the terms and conditions set forth herein, the Lender agrees to make Canadian Revolving Loans in Canadian Dollars to the Canadian Borrowers from time to time during the Availability Period for the Canadian Revolving Credit Facility, in an aggregate amount not to exceed at any time outstanding the lesser of (x) the amount of the Canadian Revolving Credit Facility, or (y) the Canadian Borrowing Base; subject in each case to the following limitations:
i.after giving effect to any Canadian Revolving Borrowing, the Canadian Total Revolving Outstandings shall not exceed the lesser of (A) the amount of the Canadian Revolving Credit Facility minus the portion of the Line Reserves applicable to Canadian Loan Parties, if any, and (B) the Canadian Borrowing Base, and
ii.the Canadian Outstanding Amount of all Canadian Letter of Credit Obligations shall not at any time exceed the Canadian Letter of Credit Sublimit.

Within the limits of the Canadian Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Canadian Borrower may borrow under this Section 2.01(b), prepay under the terms of this Agreement, and reborrow under this Section 2.01(b). Canadian Revolving Loans shall be made by Lender’s Toronto Branch.
c.Overadvances. (i) If the aggregate US Revolving Loans exceed the US Borrowing Base (a "US Overadvance") at any time the excess amount shall be payable by US Borrowers, on demand by the Lender, but all such US Revolving Loans shall nevertheless constitute US Obligations secured by the US Collateral and entitled to all benefits of the Loan Documents applicable to the US Obligations or US Collateral. Any funding or sufferance of a US Overadvance shall not constitute a waiver of the Event of Default caused thereby.
ii.If the aggregate Canadian Revolving Loans exceed the Canadian Borrowing Base (a "Canadian Overadvance") at any time the excess amount shall be payable by Canadian Borrowers on demand by the Lender but all such Canadian Revolving Loans shall nevertheless constitute Canadian Obligations secured by the Canadian Collateral and entitled to all of the benefits of the Loan Documents applicable to the Canadian Obligations or Canadian Collateral. Any funding of a Canadian Overadvance shall not constitute a waiver of the Event of Default consent thereby."

d.For the avoidance of doubt, in no event shall (x) the aggregate amount of Canadian Total Revolving Credit Outstandings plus the US Total Revolving Credit Outstandings plus the Line Reserves, if any, exceed (y) $15,000,000.

(D)    Section 2.02 of the Credit Agreement is hereby deleted and the following is inserted in its stead:

"2.02    Borrowings, Conversions and Continuations of Loans.
a.Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans or Bankers’ Acceptances shall be made upon the Borrower Agent’s irrevocable notice to the Lender, which may be given by telephone. Each such notice must be received by the Lender not later than 11:00 a.m. (i) two Business Days (four Business Days in the case of Bankers’ Acceptances) prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or Bankers’ Acceptances or of any conversion of Eurodollar Rate Loans to Base Rate Loans or Bankers’ Acceptances to Canadian Prime Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans or Canadian Prime Rate Loans. Each telephonic notice by the Borrower Agent pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Lender of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower Agent. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans or issue of Bankers’ Acceptances shall be in a principal amount of $1,000,000 ($C1,000,000) or a whole multiple of $100,000 ($C100,000) in excess thereof. Except as provided in Sections 2.02(e) and 2.03(c), each Borrowing of or conversion to Base Rate Loans or Canadian Prime Rate Loans shall be in a principal amount of $500,000 ($C500,000) or a whole multiple of $100,000 ($C100,000) in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (i) the principal amount of Loans to be borrowed, converted or continued, (ii) the Type of Loans to be borrowed or to which existing Loans are to be converted, (iii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day) and (iv) if applicable, the duration of the Interest Period or Standard Term with respect thereto. If the Borrower Agent fails to specify a Type of Loan in a Committed Loan Notice or if the Borrower Agent fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans or Canadian Prime Rate Loans, as applicable. Any such automatic conversion to Base Rate Loans or Canadian Prime Rate Loans, as applicable, shall be effective as of the last day of the Interest Period or Standard Term, as applicable, then in effect with respect to the applicable Eurodollar Rate Loans or Bankers’ Acceptances. If the Borrower Agent requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans or purchase of a Bankers’ Acceptance in any such Committed Loan Notice, but fails to specify an Interest Period or Standard Term, it will be deemed to have specified an Interest Period or Standard Term of one month.
b.Except as otherwise provided herein, a Eurodollar Rate Loan or Bankers’ Acceptance may be continued or converted only on the last day of an Interest Period or Standard Term for such Eurodollar Rate Loan or such Bankers’ Acceptance. During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans or Bankers’ Acceptances without the consent of the Lender.
c.The Lender shall promptly notify the Borrower Agent of the interest rate applicable to any Interest Period for Eurodollar Rate Loans or Discount Rate applicable to any Standard Term for any Bankers’ Acceptances upon determination of such interest rate or Discount Rate. At any time that Base Rate Loans or Canadian Prime Rate Loans are outstanding, the Lender shall notify the Borrower Agent of any change in the Lender’s prime rate used in determining the Base Rate or Canadian Prime Rate promptly following the public announcement of such change.
d.After giving effect to all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than (x) five (5) Interest Periods in effect in respect of the US Revolving Credit Facility or (y) more than five (5) Standard Terms in effect with respect to the Canadian Revolving Credit Facility.
e.US Borrowers hereby irrevocably authorize the Lender, in the Lender’s reasonable discretion, to advance to US Borrowers, and/or to pay and charge to Borrowers’ Loan Account hereunder, all sums necessary to pay (i) any interest accrued on the US Obligations when due and to pay all fees, costs and expenses and other US Obligations at any time owed by any Loan Party to the Lender hereunder and

(ii) any service charge or expenses due pursuant to Section 10.04 when due. The Lender shall advise the Borrower Agent of any such advance or charge promptly after the making thereof. Such action on the part of the Lender shall not constitute a waiver of the Lender’s rights and the Borrowers’ obligations under Section 2.06(b)(vi). Any amount which is added to the principal balance of the Loan Account as provided in this Section 2.02(e) shall constitute US Revolving Loans (notwithstanding the failure of the Borrowers to satisfy any of the conditions to US Credit Extensions in Section 5.02) and Obligations hereunder and shall bear interest at the interest rate then and thereafter applicable to Base Rate Loans.
f.Canadian Borrower hereby irrevocably authorizes the Lender, in the Lender’s reasonable discretion, to advance to Canadian Borrower, and/or to pay and charge to Canadian Borrower’s Loan Account hereunder, all sums necessary to pay (i) any interest accrued on the Canadian Obligations when due and to pay all fees, costs and expenses and other Obligations at any time owed by any Canadian Loan Party to the Lender hereunder and (ii) any service charge or expenses due pursuant to Section 10.04 when due. The Lender shall advise the Borrower Agent of any such advance or charge promptly after the making thereof. Such action on the part of the Lender shall not constitute a waiver of the Lender’s rights and the Canadian Borrower’s obligations under Section 2.06(b)(vi). Any amount which is added to the principal balance of the Loan Account as provided in this Section 2.02(e) shall constitute Canadian Revolving Loans (notwithstanding the failure of the Canadian Borrower to satisfy any of the conditions to Credit Extensions in Section 5.02) and Obligations hereunder and shall bear interest at the interest rate then and thereafter applicable to Canadian Prime Rate Loans.
g.Purchase of Bankers’ Acceptances by the Lender.
i.Subject to the terms and conditions of this Agreement, the Lender hereby agrees to purchase at the applicable Discount Rate Bankers’ Acceptances issued by Canadian Borrowers pursuant to Sections 2.01(b) and this 2.02(g). The Lender may at any time and from time to time hold, sell, rediscount or otherwise dispose of any or all Bankers’ Acceptances purchased by it.
ii.Payment to Canadian Borrowers:
A.On a BA Drawdown Date relating to any issue of Bankers’ Acceptances, the Lender shall deliver the Discount Proceeds to Canadian Borrowers, less the fee to which the Lender is entitled pursuant to Section 2.08(b).
B.In the case of a continuation of Bankers’ Acceptances with respect to Canadian Revolving Loans by the issuance of new Bankers’ Acceptances, Canadian Borrowers shall be liable to the Lender for the principal amount of maturing Bankers’ Acceptances. In order to satisfy the continuing liability of Canadian Borrowers to the Lender for the principal amount of the maturing Bankers’ Acceptances, the Lender shall receive and retain for its own account the Discount Proceeds of such new Bankers’ Acceptances and Canadian Borrowers shall on the maturity date of the maturing Bankers’ Acceptances pay to the Lender an amount equal to the difference between the principal amount of the maturing Bankers’ Acceptances and the Discount Proceeds from the new Bankers’ Acceptances together with the fee to which the Lender is entitled pursuant to Section 2.08(b).
C.In the case of a conversion into Bankers’ Acceptances, in order to satisfy the continuing liability of Canadian Borrowers to the Lender for the amount of the converted Canadian Prime Rate Loans, the Lender shall receive for its own account the Discount Proceeds of the Bankers’ Acceptances and Canadian Borrowers shall on the applicable conversion date pay to the Lender the difference between the principal amount of the converted Canadian Prime Rate Loans and the Discount Proceeds from such Bankers’ Acceptances together with the fee to which the Lender is entitled to pursuant to Section 2.08(b).
D.In the case of a conversion of Bankers’ Acceptances, in order to satisfy the continuing liability of Canadian Borrowers to the Lender for an amount equal to the principal amount of such Bankers’ Acceptances, the Lender shall record the obligation of

Canadian Borrower to the Lender as a Canadian Prime Rate Loan in a principal amount equal to the principal amount of the maturing Bankers’ Acceptance has been converted.
E.Canadian Borrowers waive presentment for payment and, except to the extent of the gross negligence or willful misconduct of the Lender, any other defense to payment of any amounts due to the Lender in respect of a Bankers’ Acceptance accepted by it pursuant to this Agreement which might exist solely by reason of such Bankers’ Acceptances being held, at the maturity hereof, by the Lender in its own right and Canadian Borrowers agree not to claim any days of grace if the Lender as holder sues Canadian Borrowers on the Bankers’ Acceptance for payment of the amount payable by Canadian Borrowers thereunder. On the specified maturity date of a Bankers’ Acceptance, or such earlier date as may be required or permitted pursuant to the provisions of this Agreement, Canadian Borrowers shall pay the Lender the full face amount of such Bankers’ Acceptance either to the Lender’s Branch of Account or through payment through the issuance of a Canadian Prime Rate Loan pursuant to Section 2.01(b) or through continuation or conversion of such Bankers’ Acceptances pursuant to Sections 2.02(g)(ii)(B) or (C).

iii.Each Bankers’ Acceptance shall:
A.have a maturity date which shall be on a Business Day;
B.have a Standard Term;
C.be in the standard form of the Lender accepting same; and
D.have a term which does not extend beyond the last day of the Maturity Date.
It is the intention of the parties that, pursuant to the Depository Bills and Notes Act (Canada) ("DBNA"), all Bankers’ Acceptances accepted by Lender under this Agreement shall be issued in the form of a "Depository Bill" (as defined in the DBNA), deposited with, and made payable to, a "clearing house" (as defined in the DBNA) including, without limitation, The Canadian Depository for Securities Limited or its nominee, CDS & Co. and the Lender shall, inter alia, effect the following and establish and notify Canadian Borrowers and the Lender of any additional procedures, consistent with the terms of this Agreement and the requirements of the DBNA, as are reasonably necessary to accomplish such intention including, without limitation:
I.the instruments or drafts held by the Lender for the purposes of effecting Bankers’ Acceptances will include a notation to the effect that they are issued pursuant to the DBNA;
II.any reference to authentication of the Bankers’ Acceptance will be removed; and
III.any reference to "bearer" will be removed.

iv.Bankers’ Acceptances - Power of Attorney Terms. As a condition precedent to the Lender’s obligation, to accept and purchase Bankers’ Acceptances hereunder, Canadian Borrowers shall execute and deliver to the Lender a power of attorney in the form of the Power of Attorney Terms - Bankers’ Acceptances set out in Exhibit A to the Fifth Amendment; provided that if Canadian Borrowers revoke such power of attorney, they shall not be entitled to issue Bankers’ Acceptances hereunder unless Canadian Borrowers and the Lender have agreed on amendments to this Agreement which would allow Canadian Borrowers to again issue Bankers’ Acceptances."
E.Sections 2.03(a)(i), 2.03(a)(iii)(C), 2.03(c), 2.03(d), 2.03(g) and 2.03(i) of the Credit Agreement are hereby deleted and the following is inserted in their stead:

"2.03    Letter of Credit Facility.
a.The Letter of Credit Commitment.
i.Subject to the terms and conditions set forth herein, the Lender agrees, (1) from time to time on any Business Day during the period from the Closing Date until the earlier to occur of the Letter of Credit Expiration Date or the termination of the Availability Period, to issue Letters of Credit at the request of the Borrower Agent for the account of any US Loan Party or Canadian Loan Party, and to amend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drafts under the Letters of Credit; provided that the Lender shall not be obligated to make any Letter of Credit Extension with respect to any Letter of Credit, if as of the date of such Letter of Credit Extension, (A) in the case of a Letter of Credit issued for the account of a US Borrower, the US Total Revolving Credit Outstandings would exceed the US Borrowing Base or the US Revolving Credit Commitment minus the sum of (1) Line Reserves applicable to US Loan Parties plus (2) the Canadian Total Revolving Credit Outstandings, or (B) in the case of a Letter of Credit issued for the account of a Canadian Borrower, the Canadian Total Revolving Credit Outstandings would exceed the Canadian Borrowing Base or the Canadian Revolving Credit Commitment minus the Line Reserves applicable to Canadian Loan Parties, or (C) the US Outstanding Amount of the US Letter of Credit Obligations would exceed the US Letter of Credit Sublimit or (D) the Canadian Outstanding Amount of the Canadian Letter of Credit Obligations would exceed the Canadian Letter of Credit Sublimit. Each request by the Borrower Agent for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower Agent that the Letter of Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrowers’ ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrowers may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit, if any, shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof and all fees in respect thereof pursuant to Section 2.09(b) shall be payable (in substitution for any fees set forth in the applicable letter of credit reimbursement agreements or applications relating to the Existing Letters of Credit, except to the extent that such fees are also payable pursuant to Section 2.09(b)) as if the Existing Letters of Credit had been issued on the Closing Date. Notwithstanding the foregoing, (a) the Borrowers shall not be required to pay any additional issuance fees with respect to the issuance of the Existing Letters of Credit solely as a result of such letters of credit being converted to a Letter of Credit hereunder, it being understood that the fees set forth in Section 2.09(b) shall otherwise apply to the Existing Letters of Credit and (b) no Existing Letter of Credit may be extended or renewed.
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(iii)    The Lender shall not be under any obligation to issue any Letter of Credit if:
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(C)    such Letter of Credit is in an initial amount less than $10,000 (or C$10,000).
*    *    *
(c)    Drawings and Reimbursements. Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing or presentation of documents under such Letter of Credit, the Lender shall notify the Borrower Agent thereof. Not later than 1:00 p.m. on the date of any payment by the Lender under a Letter of Credit (each such date, an "Honor Date"), the US Borrowers or Canadian Borrowers, as applicable, shall reimburse the Lender in Dollars or Canadian Dollars as applicable, and in an amount equal to the amount of such drawing. In such event, the Borrower Agent shall be deemed to have requested a US Base Rate Revolving Loan or a Canadian Prime Rate Loan, as applicable, to be disbursed on the Honor Date in an amount equal to the amount of such drawing that has not been reimbursed by any Borrower (the "Unreimbursed Amount"), without regard to the minimum and multiples specified in Section 2.03 for the principal amount of US Base Rate Revolving Loans or Canadian Prime Rate Loans, but subject to the amount of the unutilized portion of the US Revolving Credit Commitment or Canadian Revolving Credit Commitment, as applicable, and the conditions set forth in Section 5.02 (other than the delivery of a Committed Loan Notice).
(d)    Obligations Absolute. The obligation of US Borrowers or the Canadian Borrowers (with respect to Letters of Credit issued for the account of Canadian Loan Parties only), as applicable, to reimburse the Lender for each drawing under each Letter of Credit, and to repay each Letter of Credit Borrowing shall be joint and several and absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:
(i)    any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;
(ii)    the existence of any claim, counterclaim, set-off, defense or other right that any Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Lender or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;
(iii)    any draft, demand, certificate or other document or endorsement presented under or in connection with such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;
(iv)    any payment by the Lender under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit, or any payment made by the Lender under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law or Canadian Insolvency Laws ; or
(v)    any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Borrower or any Subsidiary;
provided that, notwithstanding anything to the contrary provided herein, the Borrower Agent may examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower Agent’s instructions or other irregularity, the Borrower Agent will immediately notify the Lender. The Borrower Agent shall be conclusively deemed to have waived any such claim against the Lender unless such notice is given as aforesaid.

*    *    *
(g)    Fronting Fee and Documentary and Processing Charges Payable to the Lender. The US Borrowers or Canadian Borrowers, as applicable, shall pay directly to the Lender for its own account a fronting fee with respect to each Letter of Credit, at a rate equal to one-eighth of one percent (0.125%), computed on the amount of such Letter of Credit (a "Fronting Fee"), and payable upon the issuance or renewal (automatic or otherwise) thereof or upon any amendment increasing the amount thereof. In addition, the US Borrowers or the Canadian Borrowers, as applicable, shall pay directly to the Lender for its own account, in Dollars, or Canadian Dollars, as applicable, the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the Lender relating to letters of credit issued by it as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.
*    *    *
(i)    Letters of Credit Issued for the Account of Subsidiaries. (x)  Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of any Canadian Loan Party, each Canadian Loan Party shall be obligated to reimburse the Lender hereunder for any and all drawings under such Letter of Credit. Canadian Borrower and each other Canadian Loan Party hereby acknowledges that the issuance of Letters of Credit for the account of any Canadian Loan Party inures to the benefit of such other Canadian Loan Parties, and that such Canadian Loan Party’s business derives substantial benefits from the businesses of such other Canadian Loan Parties; and
(y)    Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary or any other Borrower, each US Borrower shall be obligated to reimburse the Lender hereunder for any and all drawings under such Letter of Credit. Each US Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries or any other Borrower inures to the benefit of such US Borrower, and that such US Borrower’s business derives substantial benefits from the businesses of such Subsidiaries or other US Borrower."
(F)    Sections 2.05, 2.06, 2.07, 2.08, 2.09(a) and (b) of the Credit Agreement are hereby deleted and the following are inserted in their stead:
"2.05    Repayment of Loans. (a) The US Borrowers shall repay to the Lender on the Maturity Date for the Revolving Credit Facility the aggregate principal amount of all US Revolving Loans outstanding on such date.
(b)    The Canadian Borrowers shall repay to the Lender on the Maturity Date for the Revolving Credit Facility the aggregate amount of all Canadian Revolving Loans outstanding on such date.
2.06    Prepayments.
(a)Optional. Subject to Section 3.05, the US Borrowers and the Canadian Borrowers (with respect to Canadian Revolving Loans only) may, upon notice to the Lender from the Borrower Agent, at any time or from time to time voluntarily prepay US Revolving Loans or Canadian Revolving Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Lender not later than 11:00 a.m. (1) two Business Days prior to any date of prepayment of Eurodollar Rate Loans or repurchase of Bankers’ Acceptances and (2) on the date of prepayment of US Base Rate Revolving Loans or Canadian Prime Rate Loans; (B) any prepayment of Eurodollar Rate Loans or repurchase of Bankers’

Acceptances shall be in a principal amount of $500,000 (C$500,000) or a whole multiple of $100,000 (C$100,000) in excess thereof; and (C) any prepayment of US Base Rate Revolving Loans or Canadian Prime Rate Loans shall be in a principal amount of $500,000 (C$500,000) or a whole multiple of $100,000 (C$100,000) in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment or repurchase, the Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans or Bankers’ Acceptances are to be prepaid or repurchased, the Interest Period(s) or Standard Term of such Loans. If such notice is given by the Borrower Agent, then the US Borrowers or Canadian Borrower, as applicable, shall make such prepayment or repurchase and the payment or repurchase amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. In lieu of an immediate repurchase of any Bankers’ Acceptance pursuant to the foregoing, a Canadian Borrowers may repurchase any Bankers’ Acceptances prior to the end of the Standard Term thereof by Cash Collateralizing the full face amount of such Bankers’ Acceptance, in which event such Bankers’ Acceptance shall no longer be included in Canadian Total Revolving Credit Outstandings for any purpose under this Agreement.
(b)Mandatory.
(i)[Reserved].
(ii)Asset Dispositions. If any assets or property of a Loan Party or any of its Domestic Subsidiaries is subject to a Disposition (other than any Disposition of any property permitted by Section 8.05(a), (c), (f), (g) or (h)) which results in the realization by such Person of Net Cash Proceeds in excess of $500,000, the Borrowers shall prepay an aggregate principal amount of outstanding Loans up to 100% of such Net Cash Proceeds immediately upon receipt thereof by such Person.
(iii)Equity Issuance. Upon the sale or issuance by any Loan Party or any of its Domestic Subsidiaries of any of its Equity Interests (other than any sales or issuances of Equity Interests to another Loan Party), the Borrowers shall prepay an aggregate principal amount of outstanding Loans up to 100% of all Net Cash Proceeds received therefrom immediately upon receipt thereof by such Loan Party or such Subsidiary.
(iv)Debt Incurrence. Upon the incurrence or issuance by any Loan Party or any of its Domestic Subsidiaries of any Indebtedness (other than Indebtedness expressly permitted to be incurred or issued pursuant to Section 8.01), the Borrowers shall prepay an aggregate principal amount of outstanding Loans up to 100% of all Net Cash Proceeds received therefrom immediately upon receipt thereof by such Loan Party or such Domestic Subsidiary.
(v)[Reserved.]
(vi)Overadvances. (A) If for any reason the US Total Revolving Credit Outstandings at any time exceed the lesser of (x) the US Borrowing Base and (y) the amount of the US Revolving Credit Facility minus the sum of (i) the Line Reserves applicable to the US Loan Parties at such time and (ii) the Canadian Total Revolving Credit Outstanding at such time, the US Borrowers shall upon demand prepay US Revolving Loans and US Letter of Credit Borrowings and/or Cash Collateralize the US Letter of Credit Obligations in an aggregate amount equal to such excess; provided, however, that the US Borrowers shall not be required to Cash Collateralize the US Letter of Credit Obligations pursuant to this Section 2.06(b)(vi) unless, after the prepayment of the US Revolving Loans, the US Total Revolving Credit Outstandings exceed the amount of the Revolving Credit Facility at such time;
(B)If for any reason the Canadian Total Revolving Credit Outstandings at any time exceed the lesser of (x) the Canadian Borrowing Base and (y) the amount of the Canadian Revolving Credit Facility minus the Line Reserves applicable to Canadian Loan Parties at such time, the Canadian Borrowers shall upon demand prepay Canadian Revolving Loans and Canadian Letter of Credit Borrowings and/or Cash Collateralize the Canadian

Letter of Credit Obligations in an aggregate amount equal to such excess; provided, however, that the Canadian Borrowers shall not be required to Cash Collateralize the Letters of Credit Obligations pursuant to this Section 2.06(b)(vi) unless, after the prepayment of the Canadian Revolving Loans, the Canadian Total Revolving Credit Outstandings exceed the amount of the Canadian Revolving Credit Facility at such time.
(vii)Application of Mandatory Prepayments. Prepayments of the Revolving Credit Facility made pursuant to this Section 2.06(b), first, shall be applied ratably to the applicable Canadian and US Letter of Credit Borrowings, second, shall be applied ratably to the outstanding applicable Canadian or US Revolving Loans, third, shall be used to Cash Collateralize the remaining applicable Canadian or US Letter of Credit Obligations in the Minimum Collateral Amount and, fourth, the amount remaining, if any, after the prepayment in full of all Letter of Credit Borrowings and Revolving Loans outstanding at such time and the Cash Collateralization of the remaining Letter of Credit Obligations in the Minimum Collateral Amount, may be retained by the Borrowers for use in the ordinary course of Borrowers’ business. Upon the drawing of any Letter of Credit that has been Cash Collateralized, the funds held as Cash Collateral shall be applied (without any further action by or notice to or from the Borrowers or any other Loan Party) to reimburse the Lender; provided than Canadian Loan Parties shall not be obligated to repay any US Obligations.
(viii)Reinvestment. Notwithstanding the foregoing, (A) with respect to any Net Cash Proceeds less than $500,000 realized in connection with a Disposition described in Section 2.06(b)(ii), at the election of the Canadian or US Borrowers (as notified by the Borrower Agent to the Lender on or prior to the date of such Disposition or receipt of proceeds) and so long as no Default shall have occurred and be continuing, such applicable Canadian or US Loan Party or such Subsidiary may reinvest all or any portion of such Net Cash Proceeds in operating assets within 180 days after the receipt of such Net Cash Proceeds (the consummation of such reinvestment to be certified by the Borrowers in writing to the Lender within such period); provided, however, that any Net Cash Proceeds not so reinvested shall be immediately applied to the prepayment of the Loans as set forth in this Section 2.06(b) and (B) with respect to Net Cash Proceeds equal to or greater than $500,000 realized in connection with a Disposition described in Section 2.06(b)(ii), if the Borrowers have requested that Lender agree to permit Borrowers or the applicable Subsidiary to repair or replace the Collateral subject to such Disposition, such amounts shall be held as Cash Collateral and provisionally applied to reduce the outstanding principal balance of the Revolving Credit Loans (but shall not create Availability) until the earlier of Lender’s decision with respect thereto or the expiration of 180 days from such request. If Lender, after consultation with the Borrowers agrees in its reasonable judgment to permit such repair or replacement, such amount shall, unless an Event of Default is in existence, be remitted to Borrowers for use in replacing or repairing the Collateral so Disposed of at such time and in such amounts as the Lender may determine in its reasonable credit judgment. If Lender declines to permit such repair or replacement or does not respond to Borrowers request within such 180 day period, such amount shall be applied to the Loans in the manner otherwise specified in this Section 2.06(b).
2.07    Termination or Reduction of Commitments. The Borrowers may, upon five Business Days’ prior notice to the Lender from the Borrower Agent, terminate either the Revolving Credit Commitments or the Canadian Revolving Credit Commitments or either Letter of Credit Sublimit, or from time to time permanently reduce the US Revolving Credit Commitments or Canadian Revolving Credit Commitments or either Letter of Credit Sublimit; provided that (i) any such notice shall be received by the Lender not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 ($1,000,000 in the case of the Canadian Revolving Credit Commitments) or any whole multiple of $1,000,000 ($100,000 in the case of the Canadian Revolving Credit Commitments) in excess thereof, (iii) the Borrowers shall not terminate or reduce (A) the US Revolving Credit Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the US

Total Revolving Credit Outstandings would exceed the US Revolving Credit Commitments or the Canadian Total Revolving Credit Outstandings would exceed the Canadian Revolving Credit Commitments or (B) the US Letter of Credit Sublimit if, after giving effect thereto, the US Outstanding Amount of the US Letter of Credit Obligations not fully Cash Collateralized hereunder would exceed the US Letter of Credit Sublimit or (C) the Canadian Letter of Credit Sublimit if, after giving effect thereto, the Canadian Outstanding Amount of Canadian Letter of Credit Obligations not fully Cash Collateralized hereunder would exceed the Canadian Letter of Credit Sublimit, (vi) if, after giving effect to any reduction in the US Revolving Credit Commitments and the US Letter of Credit Sublimit, the US Letter of Credit Sublimit exceeds the amount of the US Revolving Credit Commitments, the US Letter of Credit Sublimit shall be automatically reduced by the amount of such excess, and (v) if, after giving effect to any reduction in the Canadian Revolving Credit Commitments and the Canadian Letter of Credit Sublimit, the Canadian Letter of Credit Sublimit exceeds the amount of the Canadian Revolving Credit Commitments, the Canadian Letter of Credit Sublimit shall be automatically reduced by the amount of such excess. All fees accrued until the effective date of any termination of the US Revolving Credit Commitments shall be paid on the effective date of such termination. In the event that US Borrowers terminate the US Revolving Credit Commitment, in toto, then Canadian Borrower must also terminate the Canadian Revolving Credit Commitment.
2.08    Interest.
a.US Rate of Interest. Subject to the provisions of subsection (c) below: (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Margin; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Margin.
b.Canadian Rates of Interest. Subject to the provisions of subsection (c), Canadian Prime Rate Loans shall bear interest on the principal amount thereof outstanding at the end of each day at a fluctuating rate per annum equal to the Canadian Prime Rate plus the Applicable Margin then in effect. Such rate of interest shall increase or decrease by an amount equal to any increase or decrease in the Canadian Prime Rate, effective as of the opening of business on the day that any such change in the Canadian Prime Rate occurs. Canadian Borrowers shall pay acceptance fees in Canadian Dollars to the Lender upon the acceptance by the Lender of each Bankers’ Acceptance issued by Canadian Borrowers at a rate per three hundred sixty five (365) day period equal to the Applicable Margin, calculated on the face amount of such Bankers’ Acceptance and on the basis of the number of days in the Standard Term of such Bankers’ Acceptance divided by three hundred sixty five (365). Acceptance fees payable to the Lender pursuant to this Section 2.08(b) shall be paid in the manner specified in Section 2.02(g). All fees payable pursuant to this Section 2.08(b) on any date in respect of any issuance of Bankers’ Acceptances shall be calculated by the Lender and payable by Canadian Borrowers based on the Applicable Margin in effect on such date; provided that if during the Standard Term of any such Bankers’ Acceptance a change in the Applicable Margin occurs, the fees paid by Canadian Borrowers in respect of such Bankers’ Acceptance shall be adjusted, effective as of the Adjustment Date in which the change in the Applicable Margin occurs, to reflect the Applicable Margin for the remaining Standard Term (if any) of the Bankers’ Acceptance and Canadian Borrower, in the case of an increase in the Applicable Margin, shall forthwith after receipt of a notice from the Lender make such payments to the Lender as are necessary to reflect such change and the Lender, in the case of a decrease in the Applicable Margin, shall credit any amount which would otherwise be refundable to Canadian Borrowers against amounts in respect of interest or fees accruing hereunder in relation to Canadian Borrowers.
c.(i) If any amount payable by the Borrowers under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

i.If any other Event of Default exists, then the Lender may require (and notify the Borrowers thereof) that all outstanding Loan Obligations shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
ii.Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
d.Interest on US Revolving Loans and Canadian Prime Rate Loans shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law."

2.09    Fees of the Credit Agreement.
a.Unused Fee. (i) The US Borrowers shall pay to the Lender a fee (the "US Unused Fee") equal to the Applicable Margin for Eurodollar Rate Loans times the actual daily amount by which the US Revolving Credit Commitments exceeds the sum of (i) the US Outstanding Amount of US Revolving Loans, (ii) the US Outstanding Amount of US Letter of Credit Obligations and (iii) the amount of the Canadian Revolving Credit Commitment. The US Unused Fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in ARTICLE V is not met, and shall be due and payable quarterly in arrears on the first Business Day of each August, November, February and May, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period. If there is any change in such Applicable Margin during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Margin separately for each period during such quarter that such Applicable Margin was in effect.
ii.The Canadian Borrowers shall pay to the Lender a fee (the "Canadian Unused Fee") equal to the Applicable Margin for Bankers’ Acceptances times the actual daily amount by which the Canadian Revolving Credit Commitments exceeds the sum of (i) the Canadian Outstanding Amount of Canadian Revolving Loans and (ii) the Canadian Outstanding Amount of Canadian Letter of Credit Obligations. The Canadian Unused Fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in ARTICLE V is not met, and shall be due and payable quarterly in arrears on the first Business Day of each August, November, February and May, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period. If there is any change in such Applicable Margin during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Margin separately for each period during such quarter that such Applicable Margin was in effect.
b.Letter of Credit Fees. (i) Subject to the provisions of the last sentence of this clause (b)(i), the US Borrowers shall pay to the Lender in Dollars, a Letter of Credit fee ("US Letter of Credit Fee") for each US Letter of Credit equal to the Applicable Margin for Eurodollar Rate Loans times the daily maximum amount available to be drawn under such US Letter of Credit (whether or not such maximum amount is then in effect under such US Letter of Credit). For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.07. The US Letter of Credit Fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in ARTICLE V is not met, and shall be due and payable quarterly in arrears on the first Business Day of each August, November, February and May, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period. If there is any change in the Applicable Margin for Eurodollar Rate Loans during any quarter, the daily maximum amount of each Letter of Credit shall be computed and multiplied by the Applicable Margin for Eurodollar Rate Loans separately for each period during such quarter that such Applicable Margin was in effect. At all times that the Default Rate shall be applicable to any Loans pursuant to Section 2.08(b), the US Letter of Credit Fees payable under this clause (b) shall accrue and be payable at the Default Rate."
ii.Subject to the provisions of the last sentence of this clause (b)(ii), the Canadian Borrowers shall pay to the Lender in Dollars, a Letter of Credit fee ("Canadian Letter of Credit Fee") for each Canadian Letter of Credit equal to the Applicable Margin for Bankers’ Acceptances times the daily maximum amount available to be drawn under such Canadian Letter of Credit (whether or not such maximum amount is then in effect under such Canadian Letter of Credit). For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Canadian Letter of Credit shall be determined in accordance with Section 1.07. The Canadian Letter of Credit Fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in ARTICLE V is not met, and shall be due and payable quarterly in arrears on the first Business Day of each August, November, February and May, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period. If there is any change in the Applicable Margin for Bankers’ Acceptances during any quarter, the daily maximum amount of each Letter of Credit shall be computed and multiplied by the Applicable Margin for Bankers’ Acceptances separately for each period during such quarter that such Applicable Margin was in effect. At all times that the Default Rate shall be applicable to any Loans pursuant to Section 2.08(b), the Canadian Letter of Credit Fees payable under this clause (b) shall accrue and be payable at the Default Rate."
*    *    *
(G)    Section 2.10 of the Credit Agreement is hereby deleted and the following in inserted in its stead:
"2.10    Computation of Interest and Fees. All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurodollar Rate), Canadian Prime Rate Loans, Bankers’ Acceptances and the US or Canadian Unused Line Fee shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each US Revolving Loan or Canadian Revolving Loan for the day on which such Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Lender of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error."
(H)    Section 2.13, of the Credit Agreement is hereby deleted and the following is inserted in its stead:
"2.13    Nature and Extent of Each Borrower’s Liability.
a.Joint and Several Liability. Each US Borrower agrees that it is jointly and severally liable for all Obligations except Excluded Swap Obligations and each Canadian Borrower agrees that it is jointly and severally liable for all Canadian Obligations. Each US Borrower and each Canadian Borrower agrees that its guaranty obligations hereunder constitute a continuing guaranty of payment and not of collection, that such obligations shall not be discharged until the Facility Termination Date, and that such obligations are absolute and unconditional, irrespective of (i) the genuineness, validity, regularity, enforceability, subordination or any future modification of, or change in, any Obligations or Loan Document, or any other document, instrument or agreement to which any Borrower is or may become a party or be bound; (ii) the absence of any action to enforce this Agreement (including this Section) or any other Loan

Document, or any waiver, consent or indulgence of any kind by the Lender with respect thereto; (iii) the existence, value or condition of, or failure to perfect a Lien or to preserve rights against, any security or guaranty for the Obligations (or Canadian Obligations with respect to Canadian Borrower) or any action, or the absence of any action, by the Lender in respect thereof (including the release of any security or guaranty); (iv) the insolvency of any Borrower; (v) any election by the Lender in proceeding under Debtor Relief Laws for the application of Section 1111(b)(2) of the Bankruptcy Code; (vi) any borrowing or grant of a Lien by any other Borrower, as debtor-in-possession under Section 364 of the Bankruptcy Code or otherwise; (vii) the disallowance of any claims of the Lender against any Borrower for the repayment of any Obligations under Section 502 of the Bankruptcy Code or otherwise; or (viii) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, except full payment in cash or Cash Collateralization of all Obligations on the Facility Termination Date.
b.Waivers.
i.Each US Borrower and each Canadian Borrower expressly waives all rights that it may have now or in the future under any statute, at common law, in equity or otherwise, to compel the Lender to marshal assets or to proceed against any Borrower, other Person or security for the payment or performance of any Obligations (or Canadian Obligations with respect to Canadian Borrowers) before, or as a condition to, proceeding against such Borrower. Each Borrower waives all defenses available to a surety, guarantor or accommodation co-obligor other than full payment of all Obligations (or Canadian Obligations with respect to Canadian Borrowers). It is agreed among each Borrower and the Lender that the provisions of this Section 2.13 are of the essence of the transaction contemplated by the Loan Documents and that, but for such provisions, the Lender would decline to make Loans and issue Letters of Credit. Each Borrower acknowledges that its guaranty pursuant to this Section is necessary to the conduct and promotion of its business, and can be expected to benefit such business.
ii.The Lender may, in its discretion, pursue such rights and remedies as they deem appropriate, including realization upon Collateral by judicial foreclosure or non-judicial sale or enforcement, without affecting any rights and remedies under this Section 2.13. If, in taking any action in connection with the exercise of any rights or remedies, the Lender shall forfeit any other rights or remedies, including the right to enter a deficiency judgment against any Borrower or other Person, whether because of any Applicable Laws pertaining to "election of remedies" or otherwise, each Borrower consents to such action and waives any claim based upon it, even if the action may result in loss of any rights of subrogation that such Borrower might otherwise have had. Any election of remedies that results in denial or impairment of the right of the Lender to seek a deficiency judgment against any Borrower shall not impair any other Borrower’s obligation to pay the full amount of the Obligations (or Canadian Obligations with respect to Canadian Borrowers). Each Borrower waives all rights and defenses arising out of an election of remedies, such as nonjudicial foreclosure with respect to any security for the Obligations (or Canadian Obligations with respect to Canadian Borrowers), even though that election of remedies destroys such Borrower’s rights of subrogation against any other Person. The Lender may bid all or a portion of the Obligations at any foreclosure or trustee’s sale or at any private sale, and the amount of such bid need not be paid by the Lender but shall be credited against the Obligations. The amount of the successful bid at any such sale, whether the Lender or any other Person is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral, and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Section 2.13, notwithstanding that any present or future law or court decision may have the effect of reducing the amount of any deficiency claim to which the Lender might otherwise be entitled but for such bidding at any such sale.

c.Extent of Liability; Contribution.
i.Notwithstanding anything herein to the contrary, each US Borrower’s or Canadian Borrower’s liability under this Section 2.13 shall be limited to the greater of (i) all amounts for which such Borrower is primarily liable, as described below, and (ii) such US Borrower’s or Canadian Borrower’s Allocable Amount.
ii.If any US Borrower or Canadian Borrower makes a payment under this Section 2.13 of any Obligations (other than amounts for which such US Borrower or Canadian Borrower is primarily liable) (a "Guarantor Payment") that, taking into account all other Guarantor Payments previously or concurrently made by any other US Borrower or Canadian Borrower, exceeds the amount that such US Borrower or Canadian Borrower would otherwise have paid if each US Borrower or Canadian Borrower had paid the aggregate Obligations (or Canadian Obligations with respect to Canadian Borrower) satisfied by such Guarantor Payments in the same proportion that such US Borrower’s or Canadian Borrower’s Allocable Amount bore to the total US Allocable Amounts of all US Borrowers or the total Canadian Allocable Amount bore the total Canadian Allocable Amounts of all Canadian Borrowers, as applicable, then such US Borrower or Canadian Borrower shall be entitled to receive contribution and indemnification payments from, and to be reimbursed by, each other US Borrower or Canadian Borrower, as applicable, for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment. The "US Allocable Amount" for any US Borrower shall be the maximum amount that could then be recovered from such US Borrower under this Section 2.13 without rendering such payment voidable under Section 548 of the Bankruptcy Code or under any applicable state fraudulent transfer or conveyance act, or similar statute or common law. The "Canadian Allocable Amount" for any Canadian Borrower shall be the maximum amount that could be recovered from each Canadian Borrower under this Section 2.13 without rendering such payment voidable under Canadian Insolvency Loans.
iii.Each US Loan Party that is a Qualified ECP when its guaranty of or grant of Lien as security for a Swap Obligation becomes effective hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Loan Party with respect to such Swap Obligation as may be needed by such Specified Loan Party from time to time to honor all of its obligations under the Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP’s obligations and undertakings under this Section 2.13 voidable under any applicable fraudulent transfer or conveyance act). The obligations and undertakings of each Qualified ECP under this Section shall remain in full force and effect until Payment in Full of the Obligations. Each US Loan Party intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a "keepwell, support or other agreement" for the benefit of, each Loan Party for all purposes of the Commodity Exchange Act.
d.Direct Liability; Separate Borrowing Availability. Nothing contained in this Section 2.13 shall limit the liability of any Borrower to pay Loans made directly or indirectly to that Borrower (including Loans advanced to any other Borrower and then re-loaned or otherwise transferred to, or for the benefit of, such Borrower), Letter of Credit Obligations relating to Letters of Credit issued to support such Borrower’s business, and all accrued interest, fees, expenses and other related Obligations with respect thereto, for which such Borrower shall be primarily liable for all purposes hereunder.
e.Joint Enterprise. Each US Borrower and each Canadian Borrower has requested that the Lender make this credit facility available to Borrowers (or Canadian Borrowers with respect to Canadian Borrowers) on a combined basis, in order to finance Borrowers’ business most efficiently and economically. The Borrowers’ business is a mutual and collective enterprise, and the successful operation of each Borrower is dependent upon the successful performance of the integrated group. The US Borrowers and Canadian

Borrowers believe that consolidation of their credit facility will enhance the borrowing power of each US Borrower or each Canadian Borrower and ease administration of the facility, all to their mutual advantage. The Borrowers acknowledge that the Lender’s willingness to extend credit and to administer the Collateral or Canadian Collateral (with respect to Canadian Borrowers) on a combined basis hereunder is done solely as an accommodation to Borrowers and at Borrowers’ request.
f.Subordination. Each US Loan Party and each Canadian Loan Party hereby subordinates any claims, including any rights at law or in equity to payment, subrogation, reimbursement, exoneration, contribution, indemnification or set off, that it may have at any time against any other Loan Party, howsoever arising, to the full payment in cash or Cash Collateralization of all Obligations on the Facility Termination Date.
g.Borrower Agent. Each Borrower hereby irrevocably appoints and designates the Company ("Borrower Agent") as its representative and agent and attorney-in-fact for all purposes under the Loan Documents, including requests for Credit Extensions, designation of interest rates, delivery or receipt of communications and all notices, preparation and delivery of Borrowing Base and financial reports, receipt and payment of Obligations, requests for waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with the Lender. Any notice, election, representation, warranty, agreement or undertaking by or on behalf of any Loan Party by the Borrower Agent shall be deemed for all purposes to have been made by such Loan Party and shall be binding upon and enforceable against such Loan Party to the same extent as if made directly by such Loan Party and Lender shall be entitled to rely thereon. The Lender may give any notice to or communication with a Borrower or other Loan Party hereunder to Borrower Agent on behalf of such Borrower or Loan Party.
h.The foregoing notwithstanding and any of other provision in the Loan Documents notwithstanding (including, without, limitation Sections 3.04, 3.05, 4.01,7.10, 7.14 and 10.04), (i) the Canadian Loan Parties shall have no liability with respect to the US Obligations, (ii) neither the Canadian Collateral nor the Lien upon any of the Canadian Collateral granted by the Loan Documents shall secure the payment or performance of the US Obligations, and (iii) neither the US Collateral nor the Lien upon any of the US Collateral granted by the Loan Documents shall secure the payment or performance of the Canadian Obligations."
i.Section 3.02, 3.03, 3.04(a) and 3.05 of the Credit Agreement are hereby deleted and the following are inserted in their stead:

"3.02    Illegality. If the Lender reasonably determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for the Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurodollar Rate or CDOR Rate, or to determine or charge interest rates based upon the Eurodollar Rate or CDOR Rate, or any Governmental Authority has imposed material restrictions on the authority of the Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by the Lender to the Borrower Agent, (i) any obligation of the Lender to make or continue Eurodollar Rate Loans or to purchase Banker’s Acceptances or to convert US Base Rate Revolving Loans to Eurodollar Rate Loans shall be suspended, (ii) if such notice asserts the illegality of the Lender making or maintaining US Base Rate Revolving Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which US Base Rate Revolving Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Lender without reference to the Eurodollar Rate component of the Base Rate, in each case until the Lender notifies the Borrower Agent that the circumstances giving rise to such determination no longer exist, and (iii) if such notice asserts the illegality of the Lender making or maintaining Canadian Prime Rate Loans the interest rate on which is determined by reference to the CDOR Rate component of the Canadian Prime Rate, the interest rate on which Canadian Prime Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Lender without reference to the CDOR Rate component of the Canadian Prime Rate, in each case until the Lender notifies the Borrower

Agent that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the US Loan Parties or Canadian Loan Parties, as applicable, shall, upon demand from the Lender, prepay or, if applicable, convert all Eurodollar Rate Loans of the Lender to US Base Rate Revolving Loans (the interest rate on which US Base Rate Revolving Loans of the Lender shall, if necessary to avoid such illegality, be determined by the Lender without reference to the Eurodollar Rate component of the Base Rate) and/or repurchase all Bankers’ Acceptances and reborrow such Loans as Canadian Prime Rate Loans (and the interest rate on which Canadian Prime Rate Loans of the Lender shall, if necessary to avoid such illegality, be determined by the Lender without reference to the CDOR Rate component of the Canadian Prime Rate), either on the last day of the Interest Period or Standard Term therefor, if the Lender may lawfully continue to maintain such Eurodollar Rate Loans or Bankers’ Acceptances to such day, or immediately, if the Lender may not lawfully continue to maintain such Eurodollar Rate Loans or Bankers’ Acceptances and (y) if such notice asserts the illegality of the Lender determining or charging interest rates based upon the Eurodollar Rate or CDOR Rate, the Lender shall during the period of such suspension compute the Base Rate or Canadian Prime Rate applicable to Lender without reference to the Eurodollar Rate or CDOR Rate component thereof until it is no longer illegal for the Lender to determine or charge interest rates based upon the Eurodollar Rate or CDOR Rate. Upon any such prepayment or conversion, the Loan Parties shall also pay accrued interest on the amount so prepaid or converted.
3.03    Inability to Determine Rates. (a) If the Lender determines that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with an existing or proposed US Base Rate Revolving Loan, or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to the Lender of funding such Loan, the Lender will promptly so notify the Borrower Agent. Thereafter, (x) the obligation of the Lender to make or maintain Eurodollar Rate Loans shall be suspended, and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Lender revokes such notice. Upon receipt of such notice, the Borrower Agent may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of US Base Rate Revolving Loans in the amount specified therein.
(b)    If the Lender determines that for any reason in connection with any request for the purchase of a Bankers’ Acceptances or a continuation thereof that (a)  adequate and reasonable means do not exist for determining the CDOR Rate for any requested Standard Term with respect to a proposed Bankers’ Acceptance or in connection with an existing or proposed Canadian Prime Rate Loan, or (b) the CDOR Rate for the requested Standard Term with respect to a proposed Bankers’ Acceptance does not adequately and fairly reflect the cost to the Lender of funding such purchase, the Lender will promptly so notify the Borrower Agent. Thereafter, (x) the obligation of the Lender to purchase Bankers’ Acceptances shall be suspended, and (y) in the event of a determination described in the preceding sentence with respect to the CDOR Rate component of the Canadian Prime Rate, the utilization of the CDOR Rate component in determining the Canadian Prime Rate shall be suspended, in each case until the Lender revokes such notice. Upon receipt of such notice, the Borrower Agent may revoke any pending request for purchases of Bankers’ Acceptance or, failing that, will be deemed to have converted such request into a request for a Borrowing of Canadian Prime Rate Loans in the amount specified therein.

3.04    Increased Costs; Reserves on Eurodollar Rate Loans.
a.Increased Costs Generally. If any Change in Law shall:
i.impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, the Lender (except any reserve requirement contemplated by Section 3.04(e));
ii.subject the Lender to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (c) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
iii.impose on the Lender, the London interbank market or the Canadian bankers’ acceptance market any other condition, cost or expense (other than Taxes) affecting this Agreement or Eurodollar Rate Loans made or Bankers’ Acceptances purchased by the Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to the Lender of making or maintaining any Loan the interest on which is determined by reference to the Eurodollar Rate (or of maintaining its obligation to make any such Loans) or CDOR Rate (or of maintaining its obligation to purchase any Bankers’ Acceptances), or to increase the cost to the Lender of in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by the Lender hereunder (whether of principal, interest or any other amount) then, upon request of the Lender, the Loan Parties will pay to the Lender, as the case may be, such additional amount or amounts as will compensate the Lender, as the case may be, for such additional costs incurred or reduction suffered; provided that the Canadian Loan Parties shall have no obligation to pay to the Lender amounts for such additional costs or reductions incurred in connection with the US Obligations.
3.05    Compensation for Losses. (a) Upon demand of the Lender, the US Borrowers shall promptly compensate the Lender for and hold the Lender harmless from any loss, cost or expense incurred by it as a result of:
(i)    any continuation, conversion, payment or prepayment of any US Revolving Loan other than a US Base Rate Revolving Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or
(ii)    any failure by Borrowers (for a reason other than the failure of the Lender to make a US Revolving Loan) to prepay, borrow, continue or convert any US Revolving Loan other than a US Base Rate Revolving Loan on the date or in the amount notified by the Borrower Agent on the date or the amount notified by the Borrower Agent;
including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The US Borrowers shall also pay any customary administrative fees charged by the Lender in connection with the foregoing.
For purposes of calculating amounts payable by the US Borrowers to the Lender under this Section 3.05(a), the Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

(b)    Upon demand of the Lender, the Canadian Borrower shall promptly compensate the Lender for and hold the Lender harmless from any loss, cost or expense incurred by it as a result of any failure by Borrowers (for a reason other than the failure of the Lender to purchase a Bankers’ Acceptance) to sell Bankers’ Acceptances on the date or the amount notified by the Borrower Agent, including any loss or expense arising from the liquidation or reemployment of funds obtained by Lender to make such purchase. The Canadian Borrowers shall also pay any customary administrative fees charged by the Lender in connection with the foregoing."
(J)    Section 5.02(d) is hereby deleted and the following is inserted in its stead:
"5.02    Conditions to all Credit Extensions. The obligation of the Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Rate Loans) or make the initial Credit Extension hereunder is subject to the following conditions precedent:
*    *    *
(d)    After giving effect to each US Credit Extension, US Total Revolving Credit Outstandings do not exceed the lesser of (i) the US Total Revolving Credit Commitments minus the sum of (1) Line Reserves applicable to US Loan Parties, if any, and (2) Canadian Total Revolving Credit Outstandings, and (ii) the US Borrowing Base; after giving effect to each Canadian Credit Extension, Canadian Total Revolving Credit Outstandings do not exceed the lesser of (i) Canadian Total Revolving Credit Commitments minus the Line Reserves, if any, applicable to Canadian Loan Parties and (ii) the Canadian Borrowing Base."
(K)    Section 7.12 of the Credit Agreement is hereby deleted and the following is inserted in its stead:
"7.12    New Subsidiaries. As soon as practicable but in any event within 30 Business Days following the acquisition or creation of a Domestic Subsidiary or Canadian Subsidiary other than an Excluded Subsidiary, cause to be delivered to the Lender a joinder agreement acceptable to the Lender duly executed by such Domestic Subsidiary or Canadian Subsidiary, sufficient to cause such Subsidiary to become a US Borrower or Canadian Borrower, as applicable, hereunder (or, at the request of the Borrower Agent with the consent of the Lender, a Guarantor), together with executed counterparts of each other Loan Document, including legal opinions and authorizing resolutions, reasonably requested by the Lender, including all Security Instruments and other documents reasonably requested to establish and preserve the Lien of the Lender in all Collateral of such Domestic Subsidiary or Canadian Subsidiary."
(L)    Section 8.01 of the Credit Agreement is amended by deleting "and" after clause (m), the "." after clause (n), adding "; and" after clause (n) and inserting the following clause (o):
"8.01    Indebtedness. Create, incur, assume or suffer to exist any Indebtedness or issue any Disqualified Equity Interest, except:
*    *    *
(o)    the Canadian Term Loan Obligations in a principal amount not to exceed C$8,000,000.00."
(M)    Section 8.02 of the Credit Agreement is amended by deleting "and" after clause (m), and the "." after clause (n) and adding "; and" at the end of clause (n) and inserting the following clause (o):

8.02    Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following ("Permitted Liens"):
*    *    *
(o)    Lien on the Real Property commonly known as 5233 39 Street, Camrose, Alberta, together with all other present and after-acquired personal property owned by Perma-Pipe Canada Ltd., as security for the Canadian Term Loan Obligations [(provided that such Lien on the ABL Priority Collateral of Perma-Pipe Canada Ltd. is subject to (or is made subject to) any Lien of the Lender on such inventory and receivables)].
(N)    Permitted Investments. Section 8.03 of the Credit Agreement is amended by deleting clause (g) and inserting the following in its stead:
"8.03    Investments. Make any Investments, except:
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(g)    so long as no Default has occurred and is continuing or would result from such Investment, other Investments (including Investments by the Loan Parties in Subsidiaries that are not Loan Parties) (i) not exceeding $1,000,000 in the aggregate in any fiscal year and (ii) in excess of $1,000,000 if (A) the Consolidated Fixed Charge Coverage Ratio (calculated on a pro forma basis giving effect to such Investment and any Indebtedness incurred in connection therewith) as of the most recently ended Measurement Period shall be at least 1.20 to 1.00, and (B) pro forma Availability shall exceed $5,000,000 for each day during the 30 day period prior to such Investment and immediately after making such Investment and (C) at least ten (10) Business Days prior to each such Investment under this clause (ii), the Borrower Agent has delivered a certificate to the Lender demonstrating compliance with each of (A) and (B) above."
(O)    Section 10.09 of the Credit Agreement is hereby deleted and the following is inserted in its stead:
"10.09    Interest Rate Limitation.
(a)    Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the "Maximum Rate"). If the Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers. In determining whether the interest contracted for, charged, or received by the Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
(b)    Without limiting Section 10.09(a), if any provision of this Agreement or any of the other Loan Documents would obligate Canadian Borrower to make any payment of interest under the Canadian Obligations or other amount in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by the applicable recipient of interest under the Canadian Obligations at a criminal rate (as such terms are construed under the Criminal Code, R.S.C. 1985, c. C 46 (Canada)) then, notwithstanding such provision, such amount or rates shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or so result in a receipt by the applicable recipient of interest under the Canadian Obligations at a criminal rate, such adjustment to be effected, to the extent necessary, as follows: (1) firstly, by reducing the amount or rates of interest required to be paid to the applicable recipient under this Section 10.09(b); and (2) thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to the applicable recipient which would constitute interest under the Canadian Obligations for purposes of Section 347 of the Criminal Code (Canada). Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if the applicable recipient shall have received an amount in excess of the maximum permitted by that section of the Criminal Code (Canada), then Canadian Borrower shall be entitled, by notice in writing to the Lender, to obtain reimbursement from the applicable recipient in an amount equal to such excess, and pending such reimbursement, such amount shall be deemed to be an amount payable by the applicable recipient to Canadian Borrower. Any amount or rate of interest under the Canadian Obligations referred to in this Section 10.09(b) shall be determined in accordance with generally accepted actuarial practices and principles as an effective annual rate of interest over the term that any Canadian Revolving Loan to Canadian Borrower remains outstanding on the assumption that any charges, fees or expenses that fall within the meaning of "interest" (as defined in the Criminal Code (Canada)) shall, if they relate to a specific period of time, be pro rated over that period of time and otherwise be pro rated over the period from the Closing Date to the date all Canadian Obligations have been indefeasibly paid in full and all Canadian Revolving Credit Commitments have been terminated and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Lender shall be conclusive for the purposes of such determination."
3.PPSA and Other References to Canadian Law. References contained in the Credit Agreement (including, without limitation, references to the UCC contained in Article IV of the Credit Agreement) to the UCC shall also be deemed to be references to the PPSA, unless otherwise required by the context. No references to United States Federal law in Sections 6.09 and 6.11 shall include Canadian law.
4.Conditions Precedent. This Fifth Amendment shall become effective upon satisfaction of each of the following conditions precedent:
(a)Borrowers, Lender and Retiring Lender shall have executed and delivered to each other this Fifth Amendment;
(b)Canadian Borrowers shall have executed and delivered to Lender the Canadian Revolving Loan Note and the Canadian Security Documents and the US Borrowers shall have executed and delivered to Lender the amended and restated US Revolving Loan Note;
(c)Each Borrower shall have delivered to the Lender a Certificate of the Secretary (or comparable document) of such Borrower, together with true and correct copies, of the resolutions of the Board of Directors (or comparable governing body) authorizing or ratifying the execution, delivery and performance of this Fifth Amendment, with respect to US Borrowers the amended and restated US Revolving Loan Note and, with respect to Canadian Borrowers, the Canadian Revolving Loan Note and the Canadian Security Documents to be executed by Canadian Borrowers and the names of the officer or officers of each such Borrower authorized to sign this Fifth Amendment, the amended and restated US Revolving Note and, with respect to Canadian Borrowers, the Canadian Revolving Note and the Canadian Security Documents to be executed by each such Borrower together with a sample of the true signature of each such officer;
(d)Simultaneously with the closing of this Fifth Amendment, Borrowers shall have paid to Lender all fees, expenses or other amounts due Lender which fees, expenses or other amounts are due or become due on or prior to the Fifth Amendment Effective Date;
(e)Since July 31, 2016 there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect;
(f)the Lender and Canadian Term Loan Lender shall have executed and delivered to each after the Intercreditor Agreement;

(g)Canadian Borrowers shall have delivered to the Lender a Canadian Borrowing Base Certificate as of September 30, 2016 in form and substance acceptable to the Lender;
(h)the Lender shall have received sufficiently in advance of closing all documentation and other information required by bank regulatory authorities under applicable "know your customer" and Anti-Money Laundering rules and regulations, including, without limitation, the USA PATRIOT Act; and
(i)the Borrower Agent shall have delivered to the Lender revised schedules to the Credit Agreement to reflect the addition of the Canadian Borrowers as Loan Parties and other matters occurring since the Closing Date.
The date on which all of the above conditions precedent have been satisfied or waived is hereinafter referred to as the "Fifth Amendment Effective Date."
5.Confirmation of Obligations; Release.
(A)    The Borrowers hereby confirm that the Borrowers are indebted to Lender for the Loan Obligations, Letter of Credit Obligations and other Obligations as set forth in the Credit Agreement and the other Loan Documents. Each Borrower further acknowledges and agrees that as of the date hereof, it has no claim, defense or set-off right against Lender of any nature whatsoever, whether sounding in tort, contract or otherwise, and has no claim, defense or set-off of any nature whatsoever to the enforcement by Lender of the full amount of the Loans and other Obligations of the Loan Parties under the Credit Agreement and the other Loan Documents.
(B)    Notwithstanding the foregoing, to the extent that any claim, cause of action, defense or set-off against Lender or its enforcement of the Credit Agreement, the Revolving Loan Note, or any other Loan Document, of any nature whatsoever, known or unknown, fixed or contingent, does nonetheless exist or may exist on the date hereof, in consideration of Lender’s entering into this Fourth Amendment, each Borrower irrevocably and unconditionally waives and releases fully each and every such claim, cause of action, defense and set-off which exists or may exist on the date hereof.
6.Assignment and Assumption Agreement. For an agreed consideration, Retiring Lender hereby irrevocably sells and assigns to Lender, and Lender hereby irrevocably purchases and assumes from Retiring Lender, as of the Fifth Amendment Effective Date (i) all of Retiring Lender’s rights and obligations under the Credit Agreement and any other documents or instruments delivered pursuant thereto) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of Retiring Lender against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights. Lender acknowledges and agrees that upon the Fifth Amendment Effective Date Lender shall be the "Lender" under, and for all purposes of, the Credit Agreement and the other Loan Documents, and shall be subject to and bound by the terms thereof, and shall perform all the obligations of and shall have all rights of the Lender thereunder.
7.Governing Law. This Fifth Amendment shall be governed by, and construed in accordance with, the laws of the State of Illinois, without regard to the principles thereof relating to conflict of laws.
8.Execution in Counterparts. This Fifth Amendment may be executed in any number of separate counterparts, each of which shall, collectively and separately, constitute one agreement. Delivery of an executed counterpart of a signature page of this Fourth Amendment by telecopy or electronically (such as PDF) shall be effective as delivery of a manually executed counterpart of this Fourth Amendment.
9.Continuing Effect. Except as otherwise specifically set out herein, the provisions of the Credit Agreement shall remain in full force and effect.

(Signature Pages Follow)

(Signature Page to Fifth Amendment to Credit and Security Agreement)

IN WITNESS WHEREOF, the parties hereto have caused this Fifth Amendment to be duly executed as of the date first above written.

US BORROWERS:

MFRI, INC., MIDWESCO FILTER RESOURCES, INC., PERMA-PIPE, INC., TC NILES CORPORATION, TDC FILTER MANUFACTURING, INC., MM NILES CORPORATION and PERMA-PIPE CANADA, INC.S:

By:/s/ Karl J. Schmidt
Name: Karl J. Schmidt
Title: Vice President and Chief Financial Officer

CANADIAN BORROWERS: PERMA-PIPE CANADA HOLDINGS LTD. By:/s/ Karl J. Schmidt Name: Karl J. Schmidt Title: Treasurer
PERMA-PIPE CANADA LTD. By:/s/ Karl J. Schmidt Name: Karl J. Schmidt Title: Treasurer
RETIRING LENDER: BMO HARRIS BANK, N.A. By:/s/ Terrence McKenna, Jr. Name: Terrence McKenna, Jr. Title: Vice President
LENDER: BANK OF MONTREAL (Chicago Branch) By:/s/ Terrence McKenna, Jr. Name: Terrence McKenna, Jr. Title: Vice President
BANK OF MONTREAL (Toronto Branch) By:/s/ Jeff Hillyard Name: Jeff Hillyard Title: Head, Cross-border Banking